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                                                                    EXHIBIT 99

                  APPLIED INDUSTRIAL TECHNOLOGIES RAISES SALES,
               EARNINGS GUIDANCE FOR FIRST QUARTER AND FISCAL 2005

CLEVELAND, OHIO, September 20, 2004 - After posting record earnings for its last quarter and 2004 year, Applied Industrial Technologies (NYSE: AIT) today raised sales and earnings guidance for its fiscal 2005 first quarter, ending Sept. 30, as well as for the fiscal year as a whole.

First quarter sales are now expected to total $409 to $413 million, an increase of approximately 13 to 14 percent over the first quarter of fiscal 2004. The company's previous guidance, issued on August 6, estimated first quarter sales would be up by 9 to 11 percent.

Earnings expectations for the 2005 first quarter are raised to a range of $0.60 to $0.70 per share. Previous guidance estimated first quarter earnings at $0.40 to $0.50 per share. Current guidance includes expected non-recurring gains of $0.05 per share which were not in the earlier forecast.

For all of fiscal 2005, Applied is now projecting earnings of $2.15 to $2.35 per share on sales between $1.63 billion and $1.66 billion. Previous guidance was earnings of $1.80 to $2.00 per share on sales between $1.57 billion and $1.61 billion.

"In our initial first quarter forecast, we anticipated a strong sales improvement," said Applied Chairman & Chief Executive Officer David L. Pugh. "The actual sales trend accelerated through July and August beyond our expectations. Thus far, September sales appear more in line with our original forecast.

"For the remainder of the year, we expect to see year-over-year sales increases that will moderate compared to our first quarter, but will still provide for healthy earnings increases. For our second quarter ending December 31, we expect to see growth between 7 to 9 percent from the prior year. Overall sales in our second quarter will be lower than our first quarter due to three fewer selling days. We also expect a somewhat higher level of expense. For our third and fourth quarters, we foresee sales growth of only 5 to 8 percent versus year-ago quarters due to tougher comparisons," he said.

Further explanation of Applied's first quarter results and guidance for fiscal 2005 will be provided Monday, September 20, 2004, at 4:00 p.m. (Eastern Time) when the company hosts a special conference call. To join the call, dial 1-800-289-0572 and use passcode 984753. Chairman & CEO David L. Pugh, President & COO Bill L. Purser and CFO Mark O. Eisele are scheduled to conduct the conference call, which will be in listen only mode. In addition to the live dial-in, the call will also be webcast and can be accessed live

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online at www.Applied.com. A replay of the conference call will be available from September 20 through October 4 at 1-888-203-1112 using passcode 984753.


With more than 430 facilities and 4,300 employee associates across North America, Applied Industrial Technologies offers more than 2.3 million parts critical to the operations of MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. For its fiscal year ended June 30, 2004, the Company posted sales of $1.52 billion. Applied can be visited on the Internet at www.applied.com .

This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Forward-looking statements are often identified by qualifiers such as "guidance," "expect," "projecting," "will," "foresee" and similar expressions. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including trends in the industrial sector of the economy, and other risk factors identified in Applied's most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, otherwise.

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For financial information, contact Mark O. Eisele, Vice President - Chief
Financial Officer at 216-426-4417. For Corporate information, contact Richard C. Shaw, Vice President - Communications, at 216-426-4343.